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                                                                   Exhibit 10.12

FIRST AMENDMENT TO LEASE AGREEMENT


         This FIRST AMENDMENT TO LEASE AGREEMENT (the "Amendment") is made and entered into as of August 1, 2003, by and between SPI COMMERCE PARK, LP, a California limited partnership ("Landlord"), and VNUS MEDICAL TECHNOLOGIES, INC., a Delaware Corporation ("Tenant"), with reference to the following facts:

         A. Pursuant to that certain Lease (the "Lease") dated January 24, 2001, Landlord leased to Tenant those certain premises (the "Premises") described in the Lease located at 2200 Zanker Road, Suites E and F, San Jose, California.

         B. Landlord and Tenant now desire to amend the Lease to add the adjacent premises known as Suite D ("Expansion Premises") thereto, on the terms and conditions described herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

         1. EFFECTIVE DATE. This Amendment shall be effective on the date of substantial completion of the Tenant Improvements ("Expansion Premises Delivery Date"), which date is anticipated to be approximately November 1, 2003. Tenant shall be granted early access to the Expansion Premises four weeks prior to the Effective Date, at no cost to Tenant, for purposes of installing furniture, fixtures and equipment. Tenant agrees not to interfere in any way with Landlord's contractors.

         2. AMENDMENT OF BASIC LEASE TERMS. Certain of the Basic Lease Terms are hereby amended as follows, as of the Effective Date unless otherwise noted:

     SECTION                                  TERMS
     (LEASE REFERENCE)


     Section 1.20 Premises: That area consisting in the aggregate of 22,446 square feet of gross leasable area, the address of which is 2200 Zanker Road, Suite E (which is agreed to be 5,048 square feet) and Suite F (which is agreed to be 10,150 square feet), and Suite D (which is agreed to be 7,248 square feet) San Jose, California, 95131, as shown on the Site Plan attached hereto as Exhibit A.

     Section 1.28 Tenant's Share: 9.30%, which has been determined by dividing the agreed square footage of the Premises by the agreed square footage of the Project.


     Section 4.5 Allocated Parking Spaces: Shall be amended to be sixty seven (67) spaces [45 spaces + 22 for Expansion Premises].
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     Section 3.1         Base Monthly Rent: The Base Monthly Rent shall be
                         increased according to the following schedule, which is attributable to the Expansion Premises. Note that month 1 shown below begins on the Expansion Premises Delivery Date. Should the Expansion Premises Delivery Date occur on a day other than the first day of a calendar month, month 1 shall include the remainder of the month in which the Expansion Premises Delivery Date occurs and the following full calendar month.

                         Expansion Premises/Months           Monthly Amount
                         -------------------------           --------------
                         1 - 12                                $7,610.40
                         13- 24                                $7,972.80
                         25 - 36                               $8,335.20
                         37 - 6/30/07                          $8,697.60

                         For example, per the terms of the pre-amended lease, the Base Monthly Rent for November 2003 is $46,848.74. If the Expansion Premises Delivery Date occurs on November 1, 2003, the revised Base Monthly Rent for November 2003 would be $46,848.74 + $7,610.40 =
                         $54,459.14.

         3. TENANT IMPROVEMENTS. Landlord shall deliver the Expansion Premises with building standard improvements as shown on the attached Exhibit B. In no event shall the Tenant Improvements include (i) any costs of procuring or installing in the Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing or other personal property to be used in the Premises by Tenant, and the cost of such personal property shall be paid by Tenant, or (ii) any costs or expenses of any consultants retained by Tenant with respect to design, procurement, installation or construction of improvements or installations, whether real or personal property, for the Premises.


         4. RIGHT OF FIRST OFFER. Tenant shall have the on-going Right of First Offer ("ROFO") on the adjacent space (Suite C). The ROFO shall be valid for five days effective commencing upon notice from Landlord that a potential bona-fide tenant has expressed serious interest in Suite C . If Tenant does not affirmatively exercise its right in writing within five days of notice, then Tenant shall be deemed to have passed on its right.

         5. RETAINED REAL ESTATE BROKERS. Colliers International representing Landlord and CRESA Partners representing Tenant.

         6. DELAY IN DELIVERY OF EXPANSION PREMISES. Landlord shall have no liability to Tenant due to delays in the Expansion Premises Delivery Date.

         7. BROKERS. Each party hereto (a) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder's fees which would be earned or due and payable by reason of the execution of this Amendment, other than to the Retained Real Estate Brokers described above, and (b) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party. Landlord shall be
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responsible for the payment of commissions owed to the Retained Real Estate
Brokers pursuant to a separate written commission agreement between Landlord and Colliers International.

         8. ENTIRE AGREEMENT. This Amendment and the Lease constitute the entire understanding and agreement of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this Agreement except as expressly set forth herein. If the provisions of this Amendment and the provisions of the Lease are inconsistent, the provisions of this Amendment shall prevail. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect as initially executed.

         IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AMENDMENT AS OF THE DATE FIRST SET FORTH ABOVE.


LANDLORD:                                        TENANT:

SPI COMMERCE PARK, LP                            VNUS MEDICAL TECHNOLOGIES, INC.
a California limited partnership                 a Delaware corporation

                                                          /s/ Brian Farley
By: SPI Holdings, LLC,                           By:      ____________________
    a Delaware limited liability company         Name:    Brian Farley
    Its General Partner                          Title:   President and CEO

             /s/ Dennis J. Wong
    By:      ____________________                         /s/ Connie Sauer
    Name:    Dennis J. Wong                      By:      ____________________
    Title:   Manager                             Name:    Connie Sauer
                                                 Title:   CFO